 As filed with the U.S. Securities and Exchange Commission on October 12, 2022

Registration No. 333-197184
Registration No. 333-207773

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8
(REGISTRATION NO. 333-197184)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8
(REGISTRATION NO. 333-207773)

UNDER THE SECURITIES ACT OF 1933

TERMINIX HOLDINGS, LLC

(as successor by merger to Terminix Global Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-8738320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Peabody Place Memphis, Tennessee 38103 (Address of principal executive offices) (Zip code)

AMENDED AND RESTATED SERVICEMASTER GLOBAL HOLDINGS, INC.
STOCK INCENTIVE PLAN

SERVICEMASTER GLOBAL HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN

SERVICEMASTER GLOBAL HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Terminix Holdings, LLC

1125 Berkshire Blvd., Suite 150

Reading, PA 19610
(Name and address of agent for service)

(610) 372-9700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Terminix Holdings, LLC, a Delaware limited liability company (f/k/a Leto Holdings II, LLC) (the “Registrant”) and successor in interest to Terminix Global Holdings, Inc., a Delaware corporation (f/k/a ServiceMaster Global Holdings, Inc.) (“Terminix” or the “Company”), relates to the following registration statements on Form S-8 (each as amended, the “Registration Statements”) of the Company, previously filed with the U.S. Securities and Exchange Commission:

•	Registration Statement on Form S-8 (Registration No. 333-197184) filed on July 1, 2014 for the registration of 6,274,753 shares of Terminix common stock, par value $0.01 per share (such common stock, the “Common Stock”), and 7,683,473 shares of Common Stock, representing Common Stock underlying option, restricted stock unit and restricted share awards outstanding under the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, and Common Stock reserved for issuance pursuant to future awards under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, respectively.

•	Registration Statement on Form S-8 (Registration No. 333-207773) filed on November 3, 2015, for the registration of 1,000,000 shares of Common Stock, representing the shares of Common Stock reserved for issuance pursuant to future awards under the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan.

On December 13, 2021, Terminix, Rentokil Initial plc (“Rentokil Initial”), Rentokil Initial US Holdings, Inc., a wholly owned subsidiary of Rentokil Initial (“Bidco”), Leto Holdings I, Inc., a direct, wholly owned subsidiary of Bidco (“Merger Sub I”) and the Registrant entered into the Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 14, 2022 (the “Merger Agreement”). On the October 12, 2022, pursuant to the terms of the Merger Agreement, (1) Merger Sub I merged with and into Terminix (the “First Merger”) with Terminix surviving the First Merger as a wholly owned subsidiary of Bidco, and (2) immediately following the effective time of the First Merger, Terminix merged with and into the Registrant (such merger, the “Second Merger” and, together with the First Merger, the “Transaction”), with the Registrant surviving the Second Merger as a direct wholly owned subsidiary of Bidco and an indirect wholly owned subsidiary of Rentokil Initial. In connection with the Second Merger, the Registrant—then named Leto Holdings II, LLC—was renamed Terminix Holdings, LLC.

As a result of the Transaction, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, State of New York, on the 12th day of October, 2022.

TERMINIX HOLDINGS, LLC
(as successor by merger to Terminix Global Holdings, Inc.)

By: RENTOKIL INITIAL US HOLDINGS, INC., its managing member

By:	/s/ Stuart Ingall-Tombs
	Name:	Stuart Ingall-Tombs
	Title:	President